Exhibit 99.1
NEWS RELEASE
U.S. DISTRICT COURT ORDERS HYNIX TO POST SECURITY FOR INFRINGING
RAMBUS PATENTS
Hynix to pay ongoing royalties into escrow
LOS ALTOS, Calif. — May 26, 2009 — Rambus Inc. (Nasdaq:RMBS) today announced that the U.S. District Court for the Northern District of California has ordered Hynix Semiconductor (000660.KS) to secure the judgment amount of approximately $397 million through a combination of a bond and a lien on a Hynix property in South Korea for infringing Rambus patents. The bonded amount of $250M is required to be posted within 45 days of the order. The lien will only serve as security if a new appraisal of the Hynix property shows a fair market value of at least double the amount of the judgment not secured by the bond. If the appraisal is inadequate, Rambus may ask the Court to substitute other security.
Final judgment in this matter was entered against Hynix on March 10, 2009 in the amount of approximately $134M for infringement through December 31, 2005 and approximately $215M for its infringement from January 1, 2006 through January 31, 2009. In addition, the Court awarded about $48M in pre-judgment interest to Rambus.
“We fully expect the judgment against Hynix to be upheld on appeal, and that we will be entitled to collect the entire amount of the judgment,” said Thomas Lavelle, senior vice president and general counsel at Rambus. “We appreciate the Court’s thoughtful consideration in this case, however, we believe Hynix should have been required to post a bond for the entire amount of the judgment. If Hynix’s proposed lien fails to show value of roughly $300 million, we will ask the Court for other security in order to protect Rambus’ interests.”
In addition, the Court ordered Hynix to pay compulsory license fees into escrow pending the outcome of the appeal Hynix filed in this matter. The Court ordered Hynix to pay Rambus royalties on net sales after January 31, 2009 and before April 18, 2010 of 1% for SDR SDRAM and 4.25% for DDR SDRAM memory devices. The latter rate applies to DDR, DDR2, DDR3, GDDR, gDDR2 and GDDR3 SDRAM devices, as well as DDR SGRAM devices. Damages and the compulsory license apply to U.S. infringements of the patent claims in suit.
Background of the Case
This case was originally filed by Hynix against Rambus in August 2000. The Honorable Ronald M. Whyte of the U.S. District Court for the Northern District of California split the case into three separate phases with Rambus subsequently prevailing in all three phases. During the first phase, Hynix alleged that Rambus’ patents were invalid based on the doctrine of unclean hands. The Court issued its Findings of Fact and Conclusions of Law in Rambus’ favor in January 2006. The Court reaffirmed its finding of no spoliation when it denied Hynix’s motion for reconsideration in February 2009.

The second phase dealt with Rambus’ allegations that Hynix memory products infringed its patents. In April 2006, a jury unanimously found that all ten Rambus patent claims at issue in that trial are valid and infringed by Hynix memory products. The jury award of approximately $307M in damages for U.S. sales of infringing Hynix products through December 31, 2005, was subsequently reduced by the Court to approximately $134M.
In the third and final phase of the case, Hynix (together with Micron and Nanya) tried its remaining claims and defenses against Rambus including antitrust and fraud claims based on Rambus’ participation in a standard-setting organization called JEDEC. In March 2008, a jury found Rambus had acted properly during its participation in JEDEC in the early 1990s. The Court similarly found in Rambus’ favor in a decision issued on March 3, 2009.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding our intention to continue our innovations, filing of patents and efforts to be fairly compensated for our patented inventions. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by our management. Actual results may differ materially. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.
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Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com